As filed with the Securities and Exchange Commission on August 2, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ITRON, INC.
(Exact name of registrant as specified in its charter)

Washington	91-1011792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2818 N. Sullivan Road
Spokane, Washington 99216-1897
(Address of principal executive offices, including area code)

ITRON, INC. AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN
(Full title of the plan)

Russell N. Fairbanks, Jr.
Vice President and General Counsel
Itron, Inc.
2818 N. Sullivan Road
Spokane, Washington 99216-1897
(509) 924-9900
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Andrew Bor
Perkins Coie LLP 1201
Third Avenue, Suite 4800
Seattle, Washington 98101-3099
(206) 583-8888

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Common Stock, no par value, under the Itron, Inc. Amended and Restated 2000 Stock Incentive Plan	800,000	$16.025	$12,820,000	$1,180.00

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The calculation of the registration fee is based upon a per share price of $16.025 which was the average of the high ($16.49) and low ($15.56) sales prices of Itron, Inc.’s common stock on July 31, 2002, as reported for such date by the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the registrant, Itron, Inc., a Washington corporation (the “Registrant”), are hereby incorporated by reference in this Registration Statement:

(a)  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, filed on March 28, 2002, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

(b)  The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed on May 14, 2002.

(c)  The description of the Registrant’s common stock contained in the registration statement on Form 8-A filed on September 18, 1993, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

(d)  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective date of filing of such documents.

Item 4.    DESCRIPTION OF SECURITIES

Not applicable.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Washington Business Corporation Act, a corporation may indemnify directors against reasonable expenses for liability incurred in the defense of any proceeding to which such individuals were a party because of their position with the corporation. The director must have acted in good faith and reasonably believed that the conduct in the individual’s official capacity was in the best interests of the corporation and in all other cases that the conduct at least was not opposed to the corporation’s best interests. Indemnity is available for criminal proceedings if the individual had no reasonable cause to believe the conduct was unlawful. The Washington Business Corporation Act prohibits indemnification, however, in connection with any proceeding by or in the right of the corporation in which the individual is adjudged liable to the corporation or in connection with any other proceeding in which the individual was charged with and found liable for receiving an improper personal benefit. Washington law also provides for discretionary indemnification of officers. Under no circumstances, however, may any director or officer be indemnified for:

•	acts or omissions finally adjudged to be intentional misconduct or a knowing violation of the law;

•	conduct of a director or officer finally adjudged to be an unlawful distribution; or

•
any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.

Itron’s restated bylaws provide this indemnification to directors and officers to the full extent of the law. This right to indemnification includes the right to advancement of expenses upon an undertaking by the director or officer to repay the expenses if it is later determined that such indemnitee was not entitled to indemnification. Under Itron’s restated bylaws, this right to indemnification is a contract right. Itron’s restated bylaws provide that it may maintain insurance to protect any director or officer against any loss, liability or expense whether or not Itron would have the power to indemnify such person against such loss, liability or expense under the Washington Business Corporation Act.

Itron’s restated bylaws also authorize Itron to enter into contracts with any director or officer in furtherance of the provisions of the restated bylaws regarding indemnification and to create a trust fund, grant a security interest or use other means to ensure the payment of amounts necessary to effect this indemnification.

Unless limited by the corporation’s articles of incorporation, Washington law requires indemnification if the director or officer is wholly successful on the merits of the action or otherwise. Any indemnification of a director in a derivative action must be reported to the shareholders in writing with or before notice of the next shareholders’ meeting. Itron’s restated articles of incorporation do not limit indemnification if the director or officer is wholly successful on the merits of the action.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.    EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered

23.1	Consent of Deloitte & Touche LLP, Independent Auditors

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1
Itron, Inc. Amended and Restated 2000 Stock Incentive Plan (incorporated by reference to Appendix A of the definitive special meeting proxy statement on Schedule 14A filed with the Commission on July 2, 2002)

Item 9.    UNDERTAKINGS

A.    The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on the 1st day of August, 2002.

ITRON, INC.

By:	/S/ LEROY D. NOSBAUM
LeRoy D. Nosbaum Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes LeRoy D. Nosbaum and David G. Remington, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 1st day of August, 2002.

Signature	Title

/s/ LEROY D. NOSBAUM LeRoy D. Nosbaum	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ DAVID G. REMINGTON David G. Remington	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ MICHAEL B. BRACY Michael B. Bracy	Director

/s/ MICHAEL J. CHESSER Michael J. Chesser	Director

/s/ TED C. DEMERRITT Ted C. DeMerritt	Director

/s/ JON E. ELIASSEN Jon E. Eliassen	Director

/s/ THOMAS S. GLANVILLE Thomas S. Glanville	Director

/s/ ROBERT D. NEILSON Robert D. Neilson	President, Chief Operating Officer and Director

/s/ MARY ANN PETERS Mary Ann Peters	Director

/s/ EDWARD WHITE Edward White	Director

/s/ GRAHAM M. WILSON Graham M. Wilson	Director

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered

23.1	Consent of Deloitte & Touche LLP, Independent Auditors

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1
Itron, Inc. 2002 Amended and Restated 2000 Stock Incentive Plan (incorporated by reference to Appendix A of the definitive special meeting proxy statement on Schedule 14A filed with the Commission on July 2, 2002)